AGREEMENT


     AGREEMENT, dated as of September 6, 1995, between CORCAP, INC., a Nevada corporation (the "Corporation"), and CORCAP, INC. PENSION PLAN NO. 1A ("Plan 1A") acting herein by and through MARTIN ROENIGK, TRUSTEE; and CORCAP PENSION PLAN NO. 6B ("Plan 6B") acting herein by and through MARTIN ROENIGK, TRUSTEE (Plan 1A and Plan 6B are collectively referred to herein as the "Plans"; MARTIN ROENIGK, as Trustee of Plan 1A, is referred to herein as the "Plan 1A Trustee";, and MARTIN ROENIGK, as Trustee of Plan 6B, is referred to herein as the "Plan 6B Trustee").

     WHEREAS, the Corporation intends to contribute 143,600 shares of CompuDyne Common Stock, par value $.75 per share "(Compudyne Common Stock"), to Plan 1A and 80,400 shares (collectively, the "Shares") of CompuDyne Common Stock to Plan 6B in satisfaction of its minimum funding obligations for the 1992, 1993 and 1994 Plan Years of each of the Plans, as required under Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the making of such contribution in property constitutes a "prohibited transaction" within the meaning of Section 4975 of the Code and Section 406 of the Employee Retirement Income Security Act of 1974, as amended; and

     WHEREAS, the Corporation intends to file an application with the Department of Labor ("DoL") seeking a Prohibited Transaction Exemption with respect to the transfer of the Shares to each of the respective Plans; and

     WHEREAS, the contribution of the Shares to each of the Plans has been made conditional upon the DoL granting the relief sought under the prohibited Transaction Exemption application;

     NOW THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto covenant and agree as follows:

     1. CONTRIBUTION OF SHARES. The Corporation shall transfer 143,600 shares of CompuDyne Common Stock to the Plan 1A Trustee and 80,400 shares of CompuDyne Common Stock to the Plan 6B Trustee no later than September 15, 1995 to satisfy the Corporation's minimum funding obligation under Section 412 of the Code for the Plan Years of the respective Plans ended December 31, 1992, December 31, 1993 and December 31, 1994. Such transfer shall, with respect to each Plan, be conditional upon the receipt of the Prohibited Transaction Exemption described in Paragraph 2 below. Upon such transfer, the Trustee of the respective Plans shall be deemed the record and beneficial owner (in trust) of the portion of the Shares transferred to him for all purposes.

     2. PROHIBITED TRANSACTION EXEMPTION APPLICATION. The Corporation shall file applications for Prohibited Transaction Exemptions, acceptable in form and substance to the respective Plan 1A Trustee and the Plan 6B Trustee, with the DoL as soon as practicable and shall provide each Trustee with evidence of the same. The Corporation shall provide each Trustee with a copy of all correspondence between the Corporation and the DoL relating to such application promptly upon receipt of the same by the Corporation.

     3.     RETURN OF SHARES.     In the event the DoL does not grant the
relief sought under the applications for Prohibited Transaction
Exemptions, each Trustee shall promptly return to the Corporation the portion of the Shares transferred to him pursuant hereto by the Corporation. Upon such return, the Corporation shall be deemed the record and beneficial owner of the Shares for all purposes.

     4.     RESTRICTIONS ON TRANSFER, ENCUMBRANCES, ETC.    Unless and
until the DoL grants the relief sought under the exemption application, neither Trustee shall sell, transfer, assign or otherwise dispose of the portion of the Shares transferred to him by the Corporation hereunder, nor shall he, directly or indirectly, create, incur, issue, assume or suffer to exist, contingently or otherwise, any lien, hypothecation or other encumbrance upon the Shares; provided, however, that the Trustee may sell the shares so long as the net sales price for the shares is in excess of $2.00 per share.

     5. INDEMNIFICATION. To the greatest extent permitted by law, the Corporation agrees to indemnify and hold harmless each Trustee and the respective Plans (each, an "Indemnified Party") from and against any and all claims, liabilities, losses and damages (or actions in respect thereof), including reasonable attorney's fees, in any way related to or arising out of this Agreement or the transfer of the Shares to the Plans.

     If any action is brought against either Trustee or either of the Plans in respect of which indemnity may be sought against the Corporation pursuant to the foregoing paragraph, the Indemnified Party shall promptly notify the Corporation in writing of the institution of such action and the Corporation shall assume the defense of such action, including the employment of counsel and payment of expenses. Each Indemnified Party shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless the employment of such counsel shall have been authorized in writing by the Corporation in connection with the defense of such action or the Corporation shall not have employed counsel to have charge of the defense of such action, in which event such fees and expenses shall be borne by the Corporation.

     The Corporation shall not be liable for any settlement of any such action or proceeding effected without the Corporation's written consent, which consent shall not be unreasonably withheld.

     6. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

     7. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8.     GOVERNING LAW.     THIS AGREEMENT AND THE RESPECTIVE RIGHTS
AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT.

     IN WITNESS WHEREOF, the parties hereto have execute this Agreement on the date first above written.


                              CORCAP, INC.


                                   /s/ Diane Burns
                              By____________________________
                                Diane Burns
                                President



                              CORCAP, INC. PENSION PLAN NO.1A
                              BY MARTIN ROENIGK, TRUSTEE


                                   /s/ Martin Roenigk
                              By________________________________
                                MARTIN ROENIGK, TRUSTEE


                              CORCAP PENSION PLAN NO. 6B
                              BY MARTIN ROENIGK, TRUSTEE


                                  /s/ Martin Roenigk
                              By_______________________________
                                MARTIN ROENIGK, TRUSTEE